UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

Loop Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54768

(Commission File Number)

27-2094706

(IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 2520

Los Angeles, California 90067

(Address of principal executive offices)(Zip Code)

(781) 821-6600

Registrant's telephone number, including area code

_______________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 5, 2016, the board of directors of Loop Industries, Inc., a Nevada corporation (the "Company"), appointed Brain Young as a director, and Cesar Contla, as the Chief Financial Officer, of the Company.

Mr. Contla, age 52, has more than 25 year of experience in Finance including Big 4 accounting firms (Arthur Andersen / Deloitte) and multinational private and public Companies with operations in the Americas, Asia and Europe. Most recently, he served as Controller for Bioamber Canada, Inc., a subsidiary of Bioamber Inc., a New York Stock Exchange listed company, from August 2009 until May 2015. At Bioamber Canada, Mr. Contla was responsible for establishing the accounting department, preparing the annual budget and monthly rolling forecast, establishing the policies and procedures and developing and improving the accounting systems over time. He also led the implementation of a new enterprise resource planning system and helped establish a methodology for internal and external reporting, including filings to the Securities and Exchange Commission that were required prior to and after Bioamber becoming a publicly traded company. Additionally, Mr. Contla was involved in the establishment of Bioamber's tax strategy and corporate structure, and worked closely with the company's auditors. In August 1989, Mr. Contla received a Bachelor Degree in accounting from the Instituto Politecnico Nacional, Mexico. Since 2004, he has been a member of since 2004 he is a member of the Ordre des Comptables Professionnels Agréés du Québec.

Mr. Young, age 49, currently serves as Vice Presdient of Reboxcorp, a leading reused corrugated boxes company, where he has been employed since 1991. At Reboxcorp, Mr. Young has been involved in the conception and execution of numerous mergers, acquisitions, and financings. In 1996, Mr. Young obtained a Bachelor of Commerce degree from Concordia University, of Montreal, Canada. Mr. Young's knowledge of and experience in the reused corrugated boxes business and his experience in mergers, acquisitions, and financings led to our conclusion that he should serve as a director in light of our business and structure.

Each of Mr. Contla and Mr. Young have entered into an Indemnification Agreement with the Company, pursuant to which the Company agreed to indemnify Mr. Contla and Mr. Young for claims against each of them that may arise in connection with the performance of their respective duties as an officer or director of the Company.

Mr. Young is, indirectly, the holder of a warrant, dated March 1, 2016, to purchase 200,000 shares of common stock of the Company, exercisable upon issuance of the warrant, at an exercise price of $0.80 per share, for a term of two years.

In connection with the Company appointment Mr. Contla Chief Financial Officer, the Company entered into an Employment Agreement with Mr. Contla.

The Employment Agreement with Mr. Contla, dated effective June 1, 2016, provides for an initial annual base salary, commencing June 1, 2016, of $105,000. The agreement also provides for the issuance to Mr. Contla of: (i) a warrant to purchase 25,000 shares of common stock, with a strike price of $3.00, that vests quarterly equally over 24 months, (ii) a warrant to purchase 25,000 shares of common stock, with a strike price of $3.00, that vests fully at the completion of the first full scale production facility producing a minimum of 11,000 M/T per year of PTA & MEG, and (iii) a warrant to purchase 25,000 shares of common stock, with a strike price of $3.00, that vests fully at the completion of the second full scale production facility producing a minimum of 11,000 M/T per year of PTA & MEG. Mr. Contla is also entitled to a severance payment equal to the greater of two months of salary or the aggregate of one month for each year of employment, upon the termination of his employment by the Company without cause or by Mr. Solomita for good reason or in the event of a change in control.

The employment agreement also entitles Mr. Contla participate in our employee benefit programs and provide for other customary benefits. Finally, the employment agreement prohibits Mr. Contla from engaging in certain activities which compete with the Company, seek to recruit its employees or disclose any of its trade secrets or otherwise confidential information.

Item 7.01 Regulation FD Disclosure.

On July 5, 2016, the Company issued a press release regarding an update related to the company's business.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01, and in Exhibits 99.1, referenced herein is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act or incorporated by reference in any filing under the Securities Act, unless the Company expressly so incorporates such information by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

4.1	Warrant dated March 1, 2016

10.1	Form of Indemnification Agreement

10.2	Employment Agreement by and between Loop Industries, Inc. and Cesar Contla

99.1	Press release, dated July 5, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loop Industries, Inc.
(Registrant)

Date: July 8, 2016	By:	/s/ Daniel Solomita
	Name:	Daniel Solomita
	Title:	President and Chief Executive Officer (principal executive officer)

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